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                                                                   EXHIBIT 11

                         NU HORIZONS ELECTRONICS CORP.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------
                                  (Unaudited)
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                                            FOR THE SIX MONTHS ENDED   FOR THE THREE MONTHS ENDED
                                            ------------------------   --------------------------
                                             AUGUST 31,    AUGUST 31,   AUGUST 31,   AUGUST 31,
                                                1997          1996         1997         1996
                                             ---------     ----------   ----------   -----------
PRIMARY EARNINGS:
-----------------
 NET INCOME                                   $ 2,573,803  $ 3,806,164  $ 1,071,416  $ 1,351,228
                                             ===========  ===========  ===========  ===========
WEIGHTED AVERAGE SHARES:

  Common shares outstanding                    8,746,826    8,732,299    8,746,826    8,732,299
  Common share equivalents                        72,749      328,022       72,749      242,275
                                             -----------  -----------  -----------  -----------
  Weighted average number of
   common shares and common
   share equivalents
   outstanding                                 8,819,575    9,060,321    8,819,575    8,974,574
                                             ===========  ===========  ===========  ===========
PRIMARY EARNINGS PER
 COMMON SHARE                                       $.29         $.42         $.12  $       .15
                                             ===========  ===========  ===========  ===========
FULLY DILUTED EARNINGS:
-----------------------
  Net Income                                 $ 2,573,803  $ 3,806,164  $ 1,071,416  $ 1,351,228

  Net (after tax)
   interest expense
   related to
   convertible debt                              171,800      187,489       85,900       85,900
                                             -----------  -----------  -----------  -----------
NET INCOME AS ADJUSTED                       $ 2,745,603  $ 3,993,653  $ 1,157,316  $ 1,437,128
                                             ===========  ===========  ===========  ===========
SHARES:

  Weighted average
   number of common
   shares and common
   share equivalents
   outstanding                                 8,819,575    9,060,321    8,819,575    8,974,574

  Additional options
    not included above                         1,212,701      583,705    1,212,701      669,452

  Assuming conversion
   of convertible debt                           784,333      784,333      784,333      784,333
                                             -----------  -----------  -----------  -----------
  Weighted average
   number of common
   shares outstanding
   as adjusted                                10,816,609   10,428,359   10,816,609   10,428,359
                                             ===========  ===========  ===========  ===========

FULLY DILUTED EARNINGS
PER COMMON SHARE                                    $.25         $.38         $.11         $.14
                                                    ====         ====         ====         ====

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